Exhibit 23.5

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Brilliant Acquisition Corporation on Form S-4 of our report dated April 7, 2023, with respect to our audit of the consolidated financial statements of Nukkleus Inc. as of September 30, 2022 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on May 22, 2023 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after December 31, 2022. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Saddle Brook, NJ

July 24, 2023